Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2018

Board of Directors Authorizes Increase
in Quarterly Cash Dividend from $0.08 to $0.09 Per Share

HIGH POINT, N.C. (November 30, 2017) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the second quarter and six months ended October 29, 2017.

Fiscal 2018 Second Quarter Highlights

▪	Net sales were $80.7 million, up 7.1 percent, with mattress fabrics sales up 6.8 percent and upholstery fabrics sales up 7.7 percent, as compared with the same quarter last year.

▪
Pre-tax income was $6.2 million, compared with $7.2 million in the second quarter of fiscal 2017. The $6.2 million included approximately $400,000 of non-recurring legal and other professional expenses.

▪	Net income was $4.0 million, or $0.32 per diluted share, compared with net income of $4.5 million, or $0.36 per diluted share, in the prior year period.

▪
The company's financial position reflected total cash and investments of $49.1 million and no outstanding debt. (See summary of cash and investments table on page 5)  The $49.1 million was achieved despite spending $7.5 million in capital expenditures, which includes vendor financed payments, and $4.6 million on dividend payments during the first six months of this fiscal year.

▪	The company announced a 12.5 percent increase in its quarterly cash dividend from $0.08 to $0.09 per share, or $0.36 per share on an annualized basis, commencing in the third quarter of fiscal 2018.

Fiscal 2018 Year to Date Highlights

▪	Net sales were $160.2 million, up 2.7 percent, with mattress fabrics sales up 1.0 percent and upholstery fabrics sales up 5.4 percent compared with the same period a year ago.

▪	Pre-tax income was $12.9 million, compared with $15.7 million for the same period last year.

▪	Net income was $9.0 million, or $0.71 per diluted share, compared with net income of $9.8 million, or $0.78 per diluted share, in the prior year period.

▪	Annualized consolidated return on capital was 25 percent, compared with 34 percent for the same period a year ago.

▪
During the first half of fiscal 2018, the company paid $4.6 million in dividends, of which $2.6 million was for a special dividend. Since June 2011, the company has returned a total of $51.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook

▪
The projection for third quarter fiscal 2018 is for overall sales to be slightly higher than the previous year's third quarter.  Pre-tax income for the third quarter of fiscal 2018 is expected to be in the range of $6.8 million to $7.4 million.  Pre-tax income for the third quarter of fiscal 2017 was $7.0 million.

▪
The company's performance for the second half of fiscal 2018 is currently expected to be somewhat better than the results achieved during the second half of last fiscal year, excluding any impact from potential acquisitions.

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CULP Announces Results for Second Quarter Fiscal 2018

November 30, 2017

Overview

For the second quarter ended October 29, 2017, net sales were $80.7 million, compared with $75.3 million for the same period a year ago.  The company reported net income of $4.0 million, or $0.32 per diluted share, for the second quarter of fiscal 2018, compared with net income of $4.5 million, or $0.36 per diluted share, for the second quarter of fiscal 2017.  The results for the second quarter of fiscal 2018 included approximately $400,000 of non-recurring legal and professional expenses related to the proposed acquisition of a China business that was not completed.  The effective GAAP income tax rate was 34.2 percent for the second quarter of fiscal 2018, compared with 37.5 percent for the second quarter of last year.  The rate decrease was primarily due to the mix of earnings between the company's U.S. parent and foreign subsidiaries.  The consolidated adjusted effective income tax rate was 14.2 percent for the second quarter of fiscal 2018, compared with 17.8 percent for the prior year. (A reconciliation of consolidated adjusted effective income tax rate to consolidated GAAP effective income tax rate is presented on page 6.)

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, "Overall, our second quarter sales were higher than expected, and we are pleased with the solid top line performance for both upholstery fabrics and mattress fabrics.  We have continued to drive product innovation and creativity and leverage the strength of our efficient global manufacturing platform.  We have just completed a major transition period in our mattress fabrics business, and we expect to realize greater operating efficiencies from these changes going forward.  Our strategic initiatives focused on product and customer diversification are producing favorable results for our upholstery fabrics business.  Importantly, we have the financial strength to continue to make the strategic investments to enhance our operations, including potential acquisitions that support our growth objectives.

"We are also pleased that our board has approved an increase in our quarterly cash dividend from $0.08 to $0.09 per share, or $0.36 per share on an annualized basis.  This is an important milestone for Culp, as $0.36 per share is three times the payment amount when dividends were reinstated in July 2012.  Our financial performance and strong balance sheet have enabled us to take this action, which is consistent with our capital allocation strategy and confirms our commitment to generate value for our shareholders," added Saxon.

Mattress Fabrics Segment

Mattress fabrics sales for the second quarter were $48.6 million, up 6.8 percent compared with $45.5 million for the second quarter of fiscal 2017.

"We are pleased with the solid growth in mattress fabrics sales for the second quarter," said Iv Culp, president of Culp's mattress fabrics division.  "Notably, we continued to execute our strategy in an uncertain market environment, and Culp again outperformed reported mattress industry growth trends.  Our strategic focus on design creativity and innovation and our ability to provide a diverse product offering across all price points, including mattress fabrics and sewn covers, have been the key drivers of our sales performance.  Sales for the second quarter of fiscal 2018 also reflected aggressive marketing of some new product roll-outs. Our global manufacturing platform supports our product strategy with outstanding customer service and delivery performance.

"We have made excellent progress in enhancing our platform and production capabilities as we have recently completed a period of major transformation across our North American manufacturing operations.  As expected, we experienced some disruptions to our production through the second quarter, as well as higher expenses associated with product roll-outs; however, we expect to realize greater operating efficiencies going forward.  All of our knitting and other fabric forming equipment has been placed into service in our expanded Stokesdale, North Carolina, facility, and our U.S. mattress cover operation, CLASS, is fully operational in its new location, also in North Carolina.  We have also finished the installation of new equipment in our Canada operation, and we are now focused on further refinement of our overall inspection and quality processes to support our continuous improvement initiatives.

"From product design to final delivery, we are executing our diversification strategy to offer a full complement of fabrics and sewn covers.  We are excited about the increasing sales contribution from CLASS, our mattress cover business, as we have expanded our business with traditional customers and made impressive strides in reaching new customer markets, especially the fast growing boxed bedding space.  Additionally, our newest joint venture mattress cover production facility in Haiti will further strengthen our ability to grow our CLASS business.  We have commenced production activities, and we will continue to gradually add capacity in line with expected demand.  The Haiti operation complements our U.S. operations with additional capacity via a mirrored platform, improving our ability to meet customer demand and remain cost-competitive.  We also have the ability to utilize our China fabric and cut and sew platform to expand our business to new markets.  With the transformation of our North American operations and our global production capabilities for both fabric and sewn covers, we are well positioned to meet demand in all segments of the market.  At the same time, we continue to look for supportive opportunities to add to our platform through acquisitions or other strategies that will support our growth.

"Looking ahead, Culp has a solid competitive position across all product categories, supported by a sustainable, efficient global platform with sufficient capacity and distribution capabilities.  Overall, we expect to see solid improvement in our quarterly operating results as we move into the second half of fiscal 2018," added Culp.

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CULP Announces Results for Second Quarter Fiscal 2018

November 30, 2017

Upholstery Fabrics Segment

Sales for this segment were $32.1 million for the second quarter of fiscal 2018, up 7.7 percent compared with sales of $29.8 million in the second quarter of fiscal 2017.

"We are pleased with the solid growth in our upholstery fabric sales for the second quarter, as we benefitted from the success of our various growth initiatives," noted Boyd Chumbley, president of Culp's upholstery fabric division. "However, our operating performance was affected by higher than anticipated freight costs associated with our China operation.  During our second quarter, a forced Chinese government shutdown in certain textile mills for environmental control disrupted the supply chain, and we incurred additional freight costs in order to ensure customer deliveries. We also experienced some impact from an unfavorable China foreign exchange rate.

"We have continued to drive innovation and creativity and execute our product-driven strategy and reach new market segments.  Our results for the second quarter reflect the success of this strategy, highlighted by expanded sales of LiveSmart®, our popular 'performance' line of highly durable, stain-resistant fabric.  We have also seen continued solid growth in sales of fabrics designed for the hospitality market, and we are excited about the opportunities to reach a more diverse customer base.  We are exploring potential acquisitions in the hospitality market that will complement our upholstery fabrics business, which is principally in the residential market.

"We had an excellent showing at the recent October furniture market, and our creative designs and innovative products continue to distinguish the Culp brand.  We are especially pleased with the favorable customer response to LiveSmart®, as many manufacturers are featuring this fabric in their showrooms.  We have recently launched a new website specifically for this innovative product line along with a more aggressive marketing campaign, and we remain optimistic about the sales opportunities for Culp.

"Looking ahead, we are encouraged by a more favorable market outlook as consumer spending for home furnishings is starting to pick up.  We believe Culp is well positioned to benefit from any further improvement in demand trends, and we look forward to continued growth in the second half of fiscal 2018," added Chumbley.

Balance Sheet

"We have maintained a strong financial position through the first half of fiscal 2018, even while spending $7.5 million on capital expenditures, which include vendor-financed payments, and returning $4.6 million to shareholders in regular and special dividends," added Ken Bowling, senior vice president and chief financial officer of Culp, Inc.  "As of October 29, 2017, total cash and investments were $49.1 million, with no outstanding debt on the company's line of credit."

Dividends and Share Repurchases

The company also announced that its Board of Directors approved a 12.5 percent increase in the company's quarterly cash dividend from $0.08 to $0.09 per share, or $0.36 per share on an annualized basis.  This payment will be made on January 16, 2018, to shareholders of record as of January 2, 2018.  Future dividend payments are subject to board approval and may be adjusted at the board's discretion as business needs or market conditions change.

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CULP Announces Results for Second Quarter Fiscal 2018

November 30, 2017

The company did not repurchase any shares during the first half of fiscal 2018, leaving $5.0 million available under the share repurchase program approved by the Board in June 2016.

Since June 2011, the company has returned a total of $51.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook

Commenting on the outlook for the third quarter of fiscal 2018, Bowling remarked, "We expect overall sales to be slightly higher as compared with the third quarter of last year.

"Mattress fabrics sales are expected to be slightly higher than the same period a year ago.  Operating income and margins in this segment are expected to be somewhat higher as compared to a year ago.

"In our upholstery fabrics segment, we expect sales to be slightly higher than the same period a year ago.  Operating income and margins in this segment are expected to be slightly lower as compared to last year, as we expect to face higher shipment costs out of China and an unfavorable China foreign exchange rate.

"Considering these factors, the company expects to report pre-tax income for the third fiscal quarter of 2018 in the range of $6.8 million to $7.4 million.  Pre-tax income for last year's third quarter was $7.0 million.

"With respect to the full year, capital expenditures for fiscal 2018, including vendor financed payments, are currently expected to be comparable to the previous year and mostly related to additional improvement projects for mattress fabrics.  Additionally, the company expects another good year of cash flow, even with the expected level of capital expenditures and modest growth in working capital," added Bowling.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp's manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Haiti.

This press release contains "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding potential acquisitions, future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions, as well as our success in finalizing acquisition negotiations.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission on July 14, 2017 for the fiscal year ended April 30, 2017.

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CULP Announces Results for Second Quarter Fiscal 2018

November 30, 2017

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Six Months Ended
	October 29,	October 30,	October 29,	October 30,
	2017	2016	2017	2016

Net sales	$80,698,000	$75,343,000	$160,230,000	$156,026,000
Income before income taxes	$6,159,000	$7,159,000	$12,900,000	$15,706,000
Net income	$3,976,000	$4,475,000	$8,959,000	$9,789,000
Net income per share:
Basic	$0.32	$0.36	$0.72	$0.80
Diluted	$0.32	$0.36	$0.71	$0.78

Average shares outstanding:
Basic	12,440,000	12,308,000	12,420,000	12,297,000
Diluted	12,580,000	12,507,000	12,613,000	12,495,000

Summary of Cash and Investments
October 29, 2017, October 30, 2016 and April 30, 2017
(Unaudited)
(Amounts in thousands)

		Amounts
	October 29,	October 30,	April 30,
	2017	2016	2017*

Cash and cash equivalents	$15,739	$13,910	$20,795

Short-term investments - Available for Sale	2,478	2,430	2,443

Short-term investments - Held-To-Maturity	4,015	-	-

Long-term investments - Held-To-Maturity	26,853	31,050	30,945

Total cash and investments	$49,085	$47,390	$54,183

* Derived from audited financial statements.

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CULP Announces Results for Second Quarter Fiscal 2018

November 30, 2017

Consolidated Adjusted Effective Income Tax Rate,
For the Six Months Ended October 29, 2017 and October 30, 2016
(Unaudited)
(Amounts in Thousands)

		SIX MONTHS ENDED

		Amounts
		October 29,	October 30,
		2017	2016

Consolidated Effective GAAP Income Tax Rate	(1)	29.1%	37.7%

Non-Cash U.S. Income Tax Expense		(19.1)%	(19.6)%

Excess Income Tax Benefits Related To Stock-Based Compensation		4.3%	-

Other Non-Cash Foreign Income Tax Expense		(0.1)%	(0.3)%

Consolidated Adjusted Effective Income Tax Rate	(2)	14.2%	17.8%

(1) Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2) Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

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CULP Announces Results for Second Quarter Fiscal 2018

November 30, 2017

Reconciliation of Free Cash Flow
For the Six Months Ended October 29, 2017 and October 30, 2016
(Unaudited)
(Amounts in thousands)

	Six Months Ended	Six Months Ended
	October 29, 2017	October 30, 2016

Net cash provided by operating activities	$10,178	$17,049
Minus: Capital Expenditures	(4,978)	(6,308)
Minus: Investment in unconsolidated joint venture	(609)	-
Plus: Proceeds from the sale of equipment	6	-
Minus: Payments on vendor-financed capital expenditures	(2,500)	-
Plus: Proceeds from the sale of long-term investments (Rabbi Trust)	54	-
Minus: Purchase of long-term investments (Rabbi Trust)	(1,457)	(929)
Effect of exchange rate changes on cash and cash equivalents	19	(38)

Free Cash Flow	$713	$9,774

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CULP Announces Results for Second Quarter Fiscal 2018

November 30, 2017

Reconciliation of Return on Capital
For the Six Months Ended October 29, 2017 and October 30, 2016
 (Unaudited)
(Amounts in thousands)

	Six Months Ended	Six Months Ended
	October 29, 2017	October 30, 2016

Consolidated Income from Operations	$13,352	$15,973
Average Capital Employed (2)	105,341	93,019

Return on Average Capital Employed (1)	25.3%	34.3%

Average Capital Employed

	October 29, 2017	July 30, 2017	April 30, 2017

Total assets	$201,043	$207,904	$205,634
Total liabilities	(47,963)	(58,227)	(57,004)

Subtotal	$153,080	$149,677	$148,630
Less:
Cash and cash equivalents	(15,739)	(18,322)	(20,795)
Short-term investments - Available for Sale	(2,478)	(2,469)	(2,443)
Short-term investments - Held-to-Maturity	(4,015)	-	-
Long-term investments - Held-to-Maturity	(26,853)	(30,907)	(30,945)
Long-term investments - Rabbi Trust	(6,921)	(6,714)	(5,466)
Deferred income taxes - non-current	(491)	(436)	(419)
Income taxes payable - current	692	884	287
Income taxes payable - long-term	487	487	467
Deferred income taxes - non-current	4,641	4,253	3,593
Line of credit	-	5,000	-
Deferred compensation	6,970	6,769	5,520
Total Capital Employed	$109,373	$108,222	$98,429

Average Capital Employed (2)	$105,341

	October 30, 2016	July 31, 2016	May 1, 2016

Total assets	$179,127	$183,360	$175,142
Total liabilities	(43,178)	(51,925)	(46,330)

Subtotal	$135,949	$131,435	$128,812
Less:
Cash and cash equivalents	(13,910)	(45,549)	(37,787)
Short-term investments - Available for Sale	(2,430)	(2,434)	(4,359)
Long-term investments - Held-To-Maturity	(31,050)	-	-
Long-term investments - Rabbi Trust	(4,994)	(4,611)	(4,025)
Income taxes receivable	-	-	(155)
Deferred income taxes - non-current	(581)	(1,942)	(2,319)
Income taxes payable - current	513	358	180
Income taxes payable - long-term	3,734	3,779	3,841
Deferred income taxes - non-current	1,699	1,532	1,483
Line of credit	-	7,000	-
Deferred compensation	5,171	5,031	4,686
Total Capital Employed	$94,101	$94,599	$90,357

Average Capital Employed (2)	$93,019

Notes:

(1)
Return on average capital employed represents operating income for the six month periods ending October 29, 2017 and October 30, 2016 times two quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments - Available for Sale, short-term investments - Held-To-Maturity, long-term investments (Held-To-Maturity), long-term investments (Rabbi Trust), noncurrent deferred income tax assets and liabilities, income taxes receivable and payable, line of credit, and deferred compensation.

(2)	Average capital employed used for six months ending October 29, 2017 was computed using the three quarterly periods ending October 29, 2017, July 30, 2017 and April 30, 2017.
Average capital employed used for six months ending October 30, 2016 was computed using the three quarterly periods ending October 30, 2016, July 31, 2016 and May 1, 2016.

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